UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

Sam Lee Laundry LLC

(Exact name of issuer as specified in its charter)

California

(State of other jurisdiction of incorporation or organization)

224 28th Street
San Francisco, CA 94131

Phone: (415) 828-2301

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

David L. Gluck

General Manager

224 28th Street

San Francisco, CA 94131

Phone: (415) 828-2301

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

7990	47-2776115
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PRELIMINARY OFFERING CIRCULAR

Form 1-A

SAM LEE LAUNDRY LLC

David L. Gluck, General Manager

224 28th Street

San Francisco, CA 94131

(415) 828-2301

www.________________.com

Best Efforts Offering

of 200 Units of Series B Limited Liability Company Interests

$5,000 per Unit

Sam Lee Laundry LLC is a theatrical production company and is not engaged in any business related to the laundering or cleaning of clothes.

See additional disclosures on page 17 of this Offering Circular

These securities are offered on a “best efforts” basis. There is no minimum required sale. We have made no arrangements to place subscription proceeds or funds in an escrow, trust or similar account, which means that the proceeds or funds from the sale of units will be immediately available to us for use in our operations and once received and accepted, are irrevocable. These securities are being offered for cash only, directly by the Company with no underwriter or broker-dealer. No commissions are payable to any salespersons, brokers, or dealers. No securities owned by current securityholders are included in this offering. No public market currently exists for these securities.

		Underwriting Discounts	Proceeds to	Proceeds to
	Price to Public	And Commissions	Issuer	Other Persons
Per Unit:	$5,000	None	$5,000	None
Total Minimum:	None	None	None	None
Total Maximum:	$1,000,000	None	$1,000,000	None

Fractional units may be issued. The minimum required purchase by any investor is $2,000.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THE ATTORNEY GENERAL OF THE STATE OF CALIFORNIA HAS NOT REVIEWED THIS DOCUMENT OR ANY OTHER DOCUMENT SUBMITTED TO INVESTORS IN CONNECTION WITH THIS OFFERING FOR THE ADEQUACY OF ITS DISCLOSURE AND DOES NOT PASS ON THE MERITS OF THIS OFFERING.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. See “Risk Factors” BEGINNING ON page 6 of this OFFERING Circular.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission and the relevant state regulators, as necessary. This offering will close upon the earlier of (1) the sale of the maximum number of units of Series B limited liability company interests offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our managing members.

DATE OF OFFERING CIRCULAR: _________________, 2016

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THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES

THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES BEING OFFERED ARE EXEMPT FROM REGISTRATION. THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251 (d)(2)(i)(C) OF REGULATION A.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT

OF DISCLOSURE UNDER REGULATION A

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF. INFORMATION CONTAINED IN THE PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ABOUT THIS OFFERING CIRCULAR

This Offering Circular describes the offer and sale by us of units of Series B limited liability company interests (“Series B Units”) pursuant to the exemption from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.

This Offering Circular speaks only as of the date hereof.

We will amend this Offering Circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the Series B Units, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended Offering Circular as part of an amendment to our Form 1-A, which we will file with the SEC, state regulators or other appropriate regulatory bodies. Our amended Offering Circular will be posted on our website when the amendment has been qualified by the SEC. Although the issuer is not using a selling agent or finder in connection with this offering, it will use a website as an online portal and information management tool in connection with the offering. The website is owned and operated by the issuer and can be viewed at http://www._________________.com.

The Series B Units are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Series B Units. We will post on our website any special suitability standards or other conditions applicable to purchases of the Series B Units in certain states that are not otherwise set forth in this Offering Circular.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements, consists of a total of approximately 34 pages.

SUMMARY INFORMATION

IMPORTANT NOTICE TO INVESTORS

The following summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in Series B Units. You should carefully read the entire Offering Circular; especially the section concerning the risks associated with the investment in common stock, discussed under “Risk Factors.”

Unless we state otherwise the terms “we”, “us”, “our”, “Company”, “Sam Lee Laundry”, “management”, or similar terms collectively refer to Sam Lee Laundry LLC, a California limited liability company.

Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

THE COMPANY AND BUSINESS SUMMARY

The Company

Sam Lee Laundry was organized on January 2, 2015, pursuant to the laws of the State of California, for the purpose of producing and promoting the theatrical entertainment currently titled “The Speakeasy” (the “Play”) in the City and County of San Francisco. Our managing members are Geoffrey N. Libby, Nicholas A. Olivero, and Silverwolf Group LLC (“Silverwolf”) providing the services of David L. Gluck (collectively, “Managing Members”). Mr. Gluck is the sole member of Silverwolf. The Play is an immersive theatre experience that takes place within a simulated 1923 speakeasy. The concept of the Play was created by Mr. Olivero. The Play was previously produced by Joe’s Clock Shop LLC from January 2014 to June 2014, in San Francisco. The Managing Members, with others, were also the managing members of Joe’s Clock Shop LLC, which was dissolved at the end of 2014.

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Key Partners

We intend to produce the Play at a new theatrical venue, currently under development at 644 Broadway, San Francisco, California (the “Theater”). Boxcar Theatre Inc. (“Boxcar”) is a California nonprofit corporation that has secured a 25-year lease on the Theater, and has agreed to provide the Theater for performances the Play on an open-ended basis. We will produce the Play in association with Boxcar, which will serve as “presenter” of the Play, and will provide the venue, box office services, and food and beverage operations. We will serve as “producer” of the Play, and will provide all creative elements, production management, and promotion. The two companies will share revenue generated by the Play in accordance with the Theatrical Production Agreement executed among them. As provided for in the Theatrical Production Agreement, we will make a cash payment of $500,000 to Boxcar to support development of the venue. Boxcar will finance the remainder the venue development costs through fundraising, borrowing, and retained earnings. Mr. Olivero is the founder and artistic director of Boxcar.

We have licensed the Play from its owner, Speakeasy Rights LLC (“Speakeasy Rights”) pursuant to a license agreement. See “Description of Business—Material Agreements.” Our Managing Members are also the managing members of Speakeasy Rights. A diagram demonstrating our relationships with Boxcar, Speakeasy Rights, and other key entities is included below:

Previous Offering

On May 1, 2015, we commenced a private offering of $1,500,000 in units of Series A limited liability company interests (the “Series A Units”) at a price of $30,000 per unit. We issued an aggregate of 27.67 Series A Units in the Series A offering, which closed on January 31, 2016, and received $830,000 in proceeds, including $90,000 in Series A Units purchased by the Managing Members and their spouses. Investors in Series A Units received a 1% interest in Sam Lee Laundry for each full unit investment of $30,000 (Company valuation of $3 million). Investors in Series B Units will receive a 0.1% interest in Sam Lee Laundry for each full unit investment of $5,000 (Company valuation of $5 million). No holder of Series A Units is selling its interest in Sam Lee Laundry as part of this offering.

Currently, there is no public market for these securities, and we expect that none will arise and that there will be little or no ability for investors to resell the Series B Units. We will return capital contributions to each holder of Series B Units upon the cessation of operations, or upon the request of a holder of Series B Units to withdraw as a member of Sam Lee Laundry, subject to certain restrictions as detailed in the section entitled “Securities Being Offered”.

High Degree of Risk

Given the nature of the theatrical production industry, and other factors, these securities carry a high degree of risk, and investors should be prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 6.

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THE OFFERING

Securities offered by the Company	200 units of Series B limited liability company interests

Offering price per unit	Fixed price of $5,000 per Series B Unit for the duration of the offering. The minimum investment is $2,000 and fractional units may be issued.

Number of units outstanding before the offering

No Series B Units are outstanding. We previously issued 27.67 Series A Units, equal to a cumulative 27.67% interest in Sam Lee Laundry. See “Securities Being Offered” for a discussion of the differences between security classes.

Minimum number of units to be sold in this offering	None. However, the minimum investment is $2,000 and fractional units may be issued.

Market for these securities	There is presently no public market for these securities.

Use of proceeds	We intend that the proceeds from this offering will be used to pay for production expenses related to the presentation of the Play at the Theater in San Francisco. We have made no arrangements to place subscription proceeds or funds in an escrow, trust or similar account, which means that the proceeds or funds from the sale of Series B Units will be immediately available to us for use in our operations and once received and accepted, are irrevocable.

Termination of the offering	This offering will close upon the earlier of (1) the sale of the maximum number of Series B Units offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by the Managing Members.

RISK FACTORS

An investment in our Series B Units involves high degree of risk. You should carefully consider each of the following risks and all of the information set forth in this Offering Circular before deciding to invest in our Series B Units. If any of the following risks and uncertainties develops into an actual event, our business financial condition, results of operations and cash flows could be materially adversely affected. You may lose all or part of your investment. In connection with the forward-looking cautionary statements that appear in this Offering Circular you should also carefully review the cautionary statement referred to under “Cautionary Statement Concerning Forward Looking Statements.”

RISKS RELATING TO OUR COMPANY

We are a new business.

We were formed on January 2, 2015 and have not yet commenced performances of the Play. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our financial objectives and that the value of our Series B Units could decline substantially. In our first year of operation, we recorded a loss, having received no revenue and having incurred $51,893 in expenses.

Ticket sales are very difficult to predict.

Our financial projections depend upon a forecast of ticket sales that is based on the size of the venue, and the production history of the Play. However, the availability of a certain number of tickets for the Play does not mean that the majority of those tickets will be sold. Actual ticket sales depend upon a variety of factors, many of which are difficult to predict. These factors include: public awareness of the Play, public interest in the Play, affordability of tickets, competition from other theatrical offerings, and competition from a wide range of non-theatrical entertainment choices.

Based on a capitalization of $1,500,000, and given the capacity of the Theater, the prevailing theatrical ticket prices in San Francisco, and the anticipated running costs, we must run the Play for 36 weeks (following the official opening) to a full capacity house in order recoup the full capitalization, or for a longer period if presented to less than full house capacity, or to recoup a higher capitalization. There is no guarantee that the Play will achieve these benchmarks.

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Ticket prices may be reduced below projected levels.

Our financial projections depend upon an initial average ticket price of $100, and subsequent price increases. While this pricing is consistent with that of other high-end theatrical offerings in San Francisco, New York, London, and other centers of commercial theatre, nonetheless it positions the Play as a “luxury good.” Not all residents of, or visitors to, San Francisco will consider this price affordable. In the event of a significant macro-economic downturn, even fewer potential ticket buyers may consider this price affordable.

We may find it necessary to reduce ticket prices in order to maintain public interest in the Play. We may do so by reducing the base ticket price or offering discounted tickets. Under such circumstances, it is likely that the profitability of the Play will be reduced, and if the Play has not already recouped at the time of the pricing decrease, the time to recoupment may be longer.

Boxcar may lose its tax exempt status.

As a tax-exempt organization, Boxcar enjoys certain benefits that contribute to the profitability of the Play, including exemption from local business payroll taxes, reduced local licensing fees (including liquor license), and eligibility for grants and other forms of public support. However, there is no guarantee that Boxcar will maintain its tax-exempt status for the duration of this project. The Internal Revenue Service or the California Franchise Tax Board may revoke Boxcar’s tax-exempt status for a variety of reasons, including failure to file required information returns, or in the event that Boxcar is deemed insufficiently independent from us that it no longer serves a broad public purpose. Should Boxcar’s tax exempt status be revoked for any reason, Boxcar’s expenses may increase, and our share of revenue from the Play may be reduced, which could reduce net profits and delay the repayment of the capital contributions of holders of Series B Units.

Boxcar has not yet secured a liquor license.

Boxcar has not yet submitted an application for an alcoholic beverage license for the Theater to the California Bureau of Alcoholic Beverage Control. If Boxcar is not able to obtain such license prior to the commencement of performances, or at any particular time, we anticipate that Boxcar shall: (a) acquire an alcoholic beverage license on the secondary market; or (b) hire a third party to operate the bar under its own license. Under any such circumstances, we would expect that our share of bar revenue may be lower than projected, net profits may be reduced, and recoupment of all capital contributions may be extended or prevented.

Boxcar has not yet secured other required licenses, including Health Department and Entertainment Commission licenses.

In addition to an alcohol beverage license, Boxcar must secure several other certificates and licenses before performances of the Play can commence at the Theater. These licenses include a Certificate of Occupancy from the San Francisco Department of Building Inspection, a Certificate of Public Assembly from the San Francisco Fire Department, a license to operate food and beverage service from the San Francisco Health Department of Public Health, and an entertainment license from the San Francisco Entertainment Commission. Delays in obtaining any of these licenses could adversely affect our ability to open the Play within the projected time frame.

Construction projects often experience delays and cost overruns.

Our time line and plan of operations is predicated upon the completion of leasehold improvements at the Theater within certain cost and scheduling parameters. Construction cost overruns and/or scheduling delays could adversely affect our ability to open the Play within the projected time frame, or at all, and could cause us, Boxcar, or both, to engage in borrowing which could reduce net profits and delay the repayment of the capital contributions of holders of Series B Units.

Classification of performers as independent contractors may be disallowed by the California Employment Development Department (the “EDD”).

In the Bay Area, some theatre companies operate under the auspices of one or more contracts with Actors Equity Association, the labor union representing professional actors. Many theatre companies do not operate under such union contracts. It is common practice in this region for non-union theatre companies to classify performers as independent contractors rather than payroll employees. We intend to follow this common industry practice by paying non-unionized performers on an independent contractor basis.

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We are aware that in recent years, several theatres in the Bay Area have been subject to audit by the EDD, and that some such audits have resulted in letters of determination, fines and penalties related to this practice. In the event that we receive an audit by EDD, we may be required to reclassify non-unionized performers as employees, and this change (as well as possible fines or penalties) could result in a substantial increase in operating costs that could adversely affect our ability to achieve our financial objectives.

Our ability to achieve our financial objectives depends on the ability of our Managing Members to manage our operations. If we were to lose one or more of our Managing Members, our ability to achieve our objectives may be severely harmed.

In the event that one or more of our Managing Members resigned or otherwise left Sam Lee Laundry, we might not be able to secure the services of a similarly qualified professional to take his place. If he were not replaced, the remaining Managing Members might not be sufficiently effective to continue managing Sam Lee Laundry in such a way that it achieves its financial objectives. We do not maintain key man life insurance for any of the Managing Members, and so would receive no financial compensation in the event of the death of a Managing Member.

Managing Members are not required to devote their full-time efforts to Sam Lee Laundry.

Although all of the Managing Members are full-time employees as of the date of this Offering Circular, the Managing Members are not obliged to devote their full time and efforts to our activities and may participate in other business activities, including other theatrical ventures. It is the stated intention of the Managing Members to open additional productions of the Play in other cities, and to exploit the underlying material in other media, and to produce other plays in San Francisco and elsewhere. Doing so would likely decrease the Managing Members’ level of involvement with Sam Lee Laundry, and confer increased responsibility on our staff.

Such additional productions and other business activities would not be conducted by us, and the Managing Members would be under no obligation to account for their time devoted to, or compensation arising from, these activities. We and holders of Series B Units would have no right to be a participant, investor, or other beneficiary of these activities.

The compensation we pay to the Managing Members was determined without independent assessment on our behalf, and these terms may be less advantageous to us than if such terms had been the subject of arm’s-length negotiations.

The compensation we pay to the Managing Members was not entered into on an arm’s-length basis with an unaffiliated third party. As a result, the form and amount of such compensation may be less favorable to us than they might have been had these been entered into through arm’s-length transactions with an unaffiliated third party.

Managing Members may receive compensation while the business is losing money.

Each Managing Member is entitled to receive a weekly “Producer Fee,” as provided for in the Operating Agreement. In addition, the Managing Members may receive other fees related to the services they provide to the production of the Play. These fees may be paid regardless of whether we realize any profit.

The Managing Members are also owners of Speakeasy Rights, the licensing company that holds the rights to all the intellectual property associated with the Play. In this capacity, the Managing Members will receive a portion of all licensing fees paid by Sam Lee Laundry. The License Agreement requires us to pay a percentage of net ticket sales, regardless of whether the Play is profitable.

Because of these arrangements, it is in the financial interest of the Managing Members to continue to present the Play regardless of whether doing so will cause us to realize any profit. Continuing to perform the Play while it is losing money may result in financial losses and decreases in operating reserves and/or capital accounts of holders of Series B Units.

The Managing Members’ liability will be limited.

Pursuant to the terms of the Operating Agreement, absent gross misconduct, fraud or criminal activity, the Managing Members are not be liable to us or any members for any damages, losses, liabilities or expenses. Therefore, holders of Series B Units will have limited recourse against the Managing Members. The Operating Agreement also provides that we will indemnify the Managing Members for losses arising from or out of the performance of their duties to us under the Operating Agreement, unless such loss has arisen as a result of their gross misconduct, fraud or criminal activity.

Our unitholders do not elect the Managing Members and will have limited ability to influence our business.

Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business and therefore, limited ability to influence decisions regarding our business. Furthermore, if our unitholders are dissatisfied with the performance of our Managing Members, they will have no ability to remove or replace our Managing Members.

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Boxcar may use the Theater for other projects that provide no financial benefit to us.

In accordance with the Theatrical Production Agreement between Boxcar and us, we have the right to use the Theater for any number of performances and rehearsal per week, and Boxcar has the right to use the Theater for any purpose whatsoever during those times when it is not in use by us. Regardless of our financial contribution to the development of the venue, Boxcar may produce ticketed, paid performances of any nature, and may retain any resulting earnings in full. Boxcar may also use the Theater for non-revenue-generating activities such as readings, rehearsals, and development work for other projects, without including us in any potential future earnings from such activities.

RISKS RELATING TO OUR INDUSTRY

Theatrical production is a high-risk industry.

The majority of Broadway and off-Broadway commercial theatre productions fail to recoup their production costs. Of the ones that do, many do not realize significant profits. Commercial theatre projects outside of New York are comparably risky.

There is no assurance that the Play will be an economic success, even if the Play receives critical acclaim. The success of any previous production of the Play in no way predicts that any subsequent production of the Play will experience similar success. Many factors beyond artistic merit contribute to the success or failure of a theatrical enterprise, including venue location and size, ticket prices, media response, external market factors and marketing activities.

RISKS RELATING TO AN INVESTMENT IN OUR SERIES B UNITS

We established the offering price for our Series B Units on an arbitrary basis, and the offering price may not accurately reflect the value of our assets.

The price of the Series B Units offered has been arbitrarily established by our Managing Members, taking into consideration matters such as the state of our business development, the general condition of the industry in which we compete, and the potential return on investment. The offering price bears little relationship to our assets, net worth or any other objective criteria.

All capital contributions are available for immediate use.

All capital contributions shall be subject to immediate use by us, and you have no right of refund. There is no required minimum capitalization before we can use your funds. We may expend your capital contribution before having fully secured the funds necessary to open the production. If the production is abandoned due to failure to adequately capitalize Sam Lee Laundry, or for any other reason, your capital contribution may be lost without there having been an opening of the production which is the subject of the investment.

Managing Members may decide to close the Play at any time.

The Managing Members have the sole and unconditional right to close the Play and cease operation of Sam Lee Laundry, at any time and for any reason, either before or after the commencement of performances. A decision to close the Play prior to the recoupment of all capital contributions could result in investors losing some or all of their investment.

The amount of any distributions we may make is uncertain.

We will only make distributions once net income exceeds the sum of all capital contributions of holders of Series A Units and Series B Units. There is no guarantee that we will achieve net income at this level. If we do earn this level of income, there is no guarantee that we will continue to operate profitably. Even if we are profitable, we may not distribute all of our profits.

Holders of Series B Units may not be able to recover the full value of their capital contributions when they withdraw from our Company.

Our Operating Agreement provides that any unitholder may request the balance of his or her capital account and withdraw from Sam Lee Laundry at any time. However, depending on our profitability, the balance of that capital account may not be equal to the full value of the unitholder’s original capital contribution. As we realize gross profits, such profits are credited on a pro-rata basis to the capital accounts of all unitholders the capital account balance do not equal the full value of all capital contributions until we realize gross profits equal to the total capitalization.

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In addition, the Operating Agreement allows us to reduce the value of all capital accounts pro rata, if we deem it necessary to apply a portion of the capital accounts in response to losses by our company. The circumstances of such losses may be ordinary business losses, such as a seasonal decline in revenue, or they may be unusual circumstances such as an adverse legal judgment or business interruption due to natural disaster. If the capital accounts are reduced in this way, the full value of a unitholder’s capital contribution may not be available for withdrawal.

Further, the Operating Agreement allows for reduction of capital accounts and distribution of funds to unitholders in the event of a “dry tax liability.” Such distributions would be classified as ordinary distributions rather than a return of capital (if such treatment is permitted by law), and the capital account reductions would be restored in subsequent accounting periods.

Therefore, there are several circumstances under which a unitholder would not receive the full value of his or her capital contribution upon withdrawing from Sam Lee Laundry: (1) If cumulative profits had not totaled the full capitalization of our company; (2) if capital accounts had been reduced to cover our losses; and (3) if capital accounts had been reduced to prevent a “dry tax liability.”

Holders of Series B Units may be subject to dilution in the event that the production is transferred to a different venue.

The Operating Agreement, along with the License Agreement with Speakeasy Rights, provide that we will transfer the production to a larger venue in the event that the Managing Members deem it in our best interest to do so. The Operating Agreement provides that we will accrue a production transfer reserve for this purpose. However, in the event that the cost of the transfer exceeds the amount of the production transfer reserve, the Managing Members have the right to conduct another equity offering. Such an offering would have the effect of diluting the interests of holders of Series A Units and Series B Units, in accordance with a formula detailed in the Operating Agreement. All unitholders would have the option of either (a) accepting the dilution, (b) making an additional capital contribution to maintain their interest, or (c) withdrawing from Sam Lee Laundry and receiving the balance of their capital accounts. The interests of the Managing Members would not be subject to dilution in the event of such an offering.

Holders of Series B Units do not benefit from any other uses of the creative material of the Play.

The Play was created by Nick Olivero and a team of writers, designers, and directors, for its initial production in 2014. Subsequently, all the creative material was acquired by Speakeasy Rights, a licensing company owned by our Managing Members. Speakeasy Rights has continued to develop the creative material, hiring writers, dramaturgs and other creative personnel, to prepare the Play for future productions. We have not contributed any funds to the development of the Play.

We have licensed the Play from Speakeasy Rights, for an open-ended run beginning no later than December 31, 2016, in the City and County of San Francisco. Speakeasy Rights maintains all other rights in the material, including the right to license the Play for any number of additional productions in any other geography, and to exploit the material in any other medium, including without limitation audio and video recordings, film and television productions, live events, games, and merchandise.

Our license allows us to create, sell and profit from any merchandise sold at the Theater. However, we cannot create additional productions of the Play, nor our own recordings, films, TV programs, games, etc., based on the Play. In accordance with the terms of the license, we and our unitholders do not receive any revenue from the disposition by Speakeasy Rights of any rights in the Play to any third party.

We have the right to recall distributions.

In the event of a restatement of prior financial results, or in the event of losses either from ordinary business operations or from extraordinary events, we have the right to recall any portion or all of previous profit distributions. We have no right to require additional involuntary capital contributions beyond the original subscription amount of any holder of Series B Units.

Repayment of loans has priority over repayment of holders of Series B Units.

In the event that either (1) the capital contributions raised through this offering are insufficient to produce the Play, or (2) the funds secured by Boxcar are inadequate to complete the development of the venue, then the Managing Members may advance or cause to be advanced, or may borrow on our behalf additional funds, with or without interest. Such advances or loans are to be repaid prior to the repayment of the capital contribution of any holder of Series B Units, and might result in a delay in the repayment of capital contributions, or in a complete loss to unitholders if such loans or advances equal or exceed the profits from the production of the Play.

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Our company may use its assets to secure loans for itself or for Boxcar.

In the event that we deem it necessary to secure a loan, either to produce the Play or to complete development of the venue, we may provide our assets as collateral for such loan. These assets may include fixed assets, such as theatre equipment, and financial assets, such as cash deposits, reserves, and capital account balances. Our inability to pay off any such loan may result in the forfeiture of such assets. In the event of a total liquidation of Sam Lee Laundry, these assets would not be available for repayment of the capital contributions of holders of Series B Units.

Our investment in venue development will not be recoverable.

A portion of the proceeds raised from this offering shall be expended on leasehold improvements and capital equipment that shall immediately become the property of Boxcar. In the event that we cease operations prior to the recoupment of all capital contributions, holders of Series B Units shall not be entitled to liquidate such assets for the purpose of recovering their investments in our company, or for any other purpose.

Financial statements may be unaudited.

Holders of Series B Units shall be provided with unaudited financial statements only, unless we are compelled by a government agency to provide audited financial statements. Unitholders shall have the right to audit our accounts at their own expense. In the event that a financial audit occurs, prior accounting results may be restated, tax filings may be amended, and net profit distributions may be recalled by us.

There is unlikely to be any secondary market for the Series B Units, nor the possibility of capital appreciation.

No market presently exists for resale of the Series B Units and it is unlikely that one will develop. Holders of Series B Units may not assign their Series B Units without the consent of the Managing Members. This offering does not provide a mechanism for revaluation of Sam Lee Laundry, nor for capital appreciation of the Series B Units. It is unlikely that the sale, assignment, acquisition or other disposition of the Series B Units will result in appreciation of any unitholder’s capital contribution. We do not intend to have the Series B Units quoted on any OTC Markets platform or listed on an exchange, such as The Nasdaq Stock Market, at any point in the future.

The reduced disclosure requirements applicable to us may make our Series B Units less attractive to investors.

As an issuer utilizing Tier 1 of Regulation A promulgated under the Securities Act, we will not be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless we elect to become subject to the Exchange Act, we will not be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K with respect to our business and financial condition. As of the date of this Offering Circular, we do not intend to elect to become subject to the Exchange Act. Potential investors may not view reports under Regulation A as sufficient for investment purposes or such reports may otherwise cause potential investors to not be interested in investing in the Series B Units, each of which would have a negative effect on the price of our Series B Units and our investors’ ability to sell their Series B Units.

Our Managing Members do not have any prior experience conducting a “best efforts” offering.

None of our Managing Members have ever conducting a best-efforts offering, or raised any money in a Regulation A offering. We are selling the Series B Units directly, without benefit of an underwriter. Consequently, we may not be able to raise the funds needed to commence business operations. Because the best efforts offering does not require a minimum amount to be raised, if we are not able to raise sufficient funds, we may not be able to commence performances of the Play, and your investment may be adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

RISKS RELATING TO FEDERAL, STATE, AND LOCAL TAXATION

We will be subject to corporate-level income tax if we are unable to qualify as a partnership under the Internal Revenue Code of 1986, as amended. Our distributions to you would then be substantially reduced and the value of our Series B Units would be adversely affected.

The value of your investment in our Series B Units depends in part on our being treated as a partnership for U.S. federal income tax purposes. We may not qualify for such treatment, or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (the “IRS”) on this or any other matter affecting us.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate. Distributions to you would generally be taxed again as corporate dividends, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributions to you would be substantially reduced, likely causing a substantial reduction in the value of our Series B Units.

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California law may change, causing us to be treated as a corporation for state income tax purposes or otherwise subjecting us to entity level taxation. For example, certain states have and continue to evaluate ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If California were to impose a tax upon us as an entity, our distributions to unitholders would be reduced.

You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash distributions from us.

You may be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash dividends from us. You may not receive cash dividends equal to your allocable share of our net taxable income or even the tax liability that results from that income. This is especially likely during the first two years of operation, due to the fact that prior to recoupment, cash distributions will not be made, and all profits will be retained by us and credited to unitholders’ capital accounts. Nonetheless, these profits will be reported as taxable income.

Subsequent to the recoupment period, there may continue to be differences in taxable net income and cash distributions. These differences may be due to accrual accounting practices, including capitalization/depreciation of fixed assets, amortization of intangible assets, and accrual of future expenses. There may also be differences due to the accumulation and release of reserves, and changes to unitholders’ capital accounts.

Tax gain or loss on disposition of our Series B Units could be more or less than expected.

If you sell your Series B Units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those units. Prior dividends to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your Series B Units, will in effect become taxable income to you if the Series B Units are sold at a price greater than your tax basis in those units, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Non-U.S. persons face unique U.S. tax issues from owning Series B Units that may result in adverse tax consequences to them.

Our income, or some portion of our income, may be treated as effectively connected income (“ECI”) with respect to non-U.S. holders. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate.

Tax-exempt entities face unique tax issues from owning Series B Units that may result in adverse tax consequences to them.

In light of our intended activities, we may derive income that constitutes unrelated business taxable income (“UBTI”). Consequently, a holder of Series B Units that is a tax-exempt organization may be subject to “unrelated business income tax” to the extent that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership could be treated as earning UBTI if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partnership interest itself is debt-financed.

Unitholders will be subject to state and local taxes and return filing requirements as a result of investing in our Series B Units.

In addition to U.S. federal income taxes, our unitholders will be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder.

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DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the offering price per Series B Unit and the as-adjusted net tangible book value per Series B Unit after this offering. The net tangible book value of our company as of January 31, 2016 was $370,160. As of that date, a total of 27.67 units of Series A Units had been issued at a price of $30,000 per unit (representing total proceeds to us of $830,000), and the Series A Unit offering was closed. The book value for each Series A Unit on that date was $13,379, representing dilution of 55.4% for holders of Series A Units.

Without giving effect to any changes in the net tangible book value after January 31, 2016 other than the sale of 200 Series B units in this offering at a price of $5,000 per Series B Unit, our pro forma net tangible book value as of January 31, 2016 would be $1,370,160. Holders of Series A Units would own a 27.67% interest in our company, and holders of Series B Units would hold a 20% interest in our company. The net tangible book value would be allocated $795,241 (58.04% of total) to Series A Units and $574,919 (41.96% of total) to Series B Units. The net tangible book value per unit would be $28,743 per Series A Unit and $2,875 per Series B Unit. Dilution in net tangible book value per unit represents the difference between the amount per unit by the purchasers of our Series B Units in this offering and the net tangible book value per unit immediately afterwards. Immediate dilution for holders of Series B Units would be 42.5%, while holders of Series A Units will realize a decrease of their dilution from 55.4% to 4.2%. The following table illustrates this per unit dilution:

Net tangible book value as of January 31, 2016	$370,160
Net tangible book price per Series A Unit as of January 31, 2016 (27.67 units outstanding)	13,379
Dilution in Series A Units ($30,000 offering price)	55.4%

Adjusted net tangible book value after this offering	$1,370,160
Allocated to Series A Units (58.04% of total)	795,241
Allocated to Series B Units (41.96% of total)	574,919

Adjusted net tangible book value per Series A Unit after this offering	$28,743
Dilution in Series A Units ($30,000 offering price)	4.2%
Adjusted net tangible book price per Series B Unit after this offering	$2,875
Dilution in Series B Units ($5,000 offering price)	42.5%

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of units purchased, the total consideration paid, and the average price per share paid, both on a minimum and maximum offering basis:

Subsequent to the Offering:

					Average
	Units Purchased		Total Consideration		Price Per
	Number	Interest	Amount	Percent	Unit
Series A Unit Holders*	27.67	27.67%	$830,000	45.4%	$30,000
Series B Unit Holders	200.00	20.00%	$1,000,000	54.6%	$5,000
TOTAL	227.67	47.67%	$1,830,000	100.0%	$8,038

*The Managing Members are also holders of Series A Units, having purchased 3.0 Series A Units at $30,000 per unit.

Unitholders may also be subject to dilution due to future actions by our company. The Operating Agreement authorizes us to conduct an additional offering for the purpose of transferring the production to a larger venue. Under such circumstances, we will issue additional limited liability company interests, and the percentage of our company that you own will go down, even though the value of our company may go up. You will own a smaller piece of a larger company.

PLAN OF DISTRIBUTION

This Offering Circular relates to 200 Series B Units offered by us. These securities are being offered directly by Sam Lee Laundry, without use of an underwriter, and will be sold at a fixed price of $5,000 per Series B Unit for the duration of the offering. The minimum investment is $2,000 and fractional units may be issued. No discounts or commissions shall be paid to dealers. No securities shall be distributed through brokers or dealers. None of the securities being offered are for the account of securityholders. There is no minimum required sale of these securities, and all capital contributions are available for our immediate use, with no right of refund to unitholders.

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These securities will be offered on the website, www.____________________.com. Purchasers may review and sign documents digitally, and may pay for their purchases by entering ACH banking transfer information or debit or credit card details, or by mailing a signed Subscription Agreement, along with a check payable to Sam Lee Laundry LLC, to the offices of Silverwolf Group LLC, 224 28th Street, San Francisco, CA 94131. Offers to subscribe to limited liability company interests are subject to acceptance by the Managing Members. We will issue an email confirmation upon receipt of funds.

There is No Current Market for Our Series B Units

There is currently no market for our Series B Units. The Series B Units are not traded or listed on any exchange. We cannot give you any assurance that the securities you purchase will ever have a market or that if a market for our Series B Units ever develops, that you will be able to sell your Series B Units. In addition, even if a public market for our Series B Units develops, there is no assurance that a secondary public market will be sustained.

The Offering will be Sold by Our Managing Members

We are offering up to a total of 200 Series B Units. In our sole discretion, we have the right to terminate the offering at any time, even before all Series B Units have been sold. There are no specific events which might trigger our decision to terminate the offering.

The Series B Units will be offered on a direct primary, self-underwritten basis (that is without the use of a broker-dealer) by us and our Managing Members during the offering period. However, we reserve the right to engage a registered broker dealer to sell the securities on our behalf. We will begin sales of our Series B Units on the date that this Offering Circular is deemed qualified by the SEC through and including the date on which all of the Series B Units are sold (the “Offering Period”). Our Managing Members shall be able, in their discretion, to terminate the offering at any time. Within the Offering Period, we may accept some or all of the subscriptions received as of the date received.

The Series B Units will be sold at a fixed price of $5,000 per Series B Unit. The minimum amount of Series B Units to be purchased by subscription agreement is $2,000 and fractional units may be issued. Subscriptions, once received and accepted, are irrevocable. Any subscription may be rejected by us in whole or in part, but no subscription may be revoked by the subscriber except as provided for in this Offering Circular. If a subscription is not accepted, the subscription amount will be returned without interest. We reserve the right to accept or reject your subscription in whole or in part. Our acceptance of your Subscription Agreement is effective when we countersign it for the amount of Series B Units we set forth next to our signature depending on the investment amount. If we accept your Subscription Agreement, we will provide you with a confirmation of your purchase. If we do not accept your subscription, your purchase payment will be returned to you, without interest, within 30 days of our non-acceptance.

We cannot assure you that all or any of the Series B Units offered under this Offering Circular will be sold. No one has committed to purchase any of the securities offered. Therefore, we may sell only a nominal amount of Series B Units, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

We will sell the Series B Units in this offering through our Managing Members, who intend to offer them to friends, family members and business acquaintances using this Offering Circular and a subscription agreement as the only materials to offer potential investors. The Managing Members that offer Series B Units on our behalf may be deemed to be underwriters of this offering within the meaning of Section 2(11) of the Securities Act. We reserve the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker. The Managing Members engaged in the sale of the securities will receive no commission from the sale of the securities nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Each of Messrs. Gluck, Olivero and Libby satisfies the requirements of Rule 3a4-1 in that:

●	He is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his participation;

●	He is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●	He is not, at the time of his participation, an associated person of a broker- dealer; and

●	He meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3a4-1 of the Exchange Act.

As our Managing Members will sell the securities being offered pursuant to this offering, Regulation M prohibits us and our Managing Members from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our Managing Members from bidding for or purchasing any securities or attempting to induce any other person to purchase any securities, until the distribution of our securities pursuant to this offering has ended.

Deposit of Offering Proceeds

This is a direct primary, self-underwritten basis offering, so we are not required to sell any specific number or dollar amount of securities, but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account, which means that all funds collected for subscriptions will be immediately available to us for use in the implementation of our business plan.

ERISA Considerations

Special considerations apply when contemplating the purchase of our Series B Units on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no Series B Units will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

USE OF PROCEEDS TO ISSUER

The estimated cost of this offering is approximately $50,000. This cost will be paid directly by us, and no proceeds of the offering are expected to be used for this purpose. This offering of 200 units of Series B Units will raise a maximum of $1,000,000 in proceeds. The previous offering of Series A Units raised $830,000 in proceeds. Proceeds from the sale of Series A Units and Series B Units will be combined and applied to expenses as follows:

●	The first $1,000,000 will be used to fund the production budget for the Play,

●	The next $500,000 will be provided to Boxcar to support venue development expenses, and

●	Any amount over $1,500,000 will be retained by us as a general reserve.

Production Budget. The Managing Members anticipate that the Play can be produced at the Theater for $1,000,000. The present estimates of pre-production and production expenses are as follows:

	This Offering	Full Budget
Physical Production	$200,000	$410,000
Technical Staffing	—	112,000
Marketing Expenses (note 1)	40,000	80,000
Performer Rehearsal Fees	30,000	60,000
Producer Fees	—	52,000
Creative Fees	27,000	54,000
Legal, Accounting, and Tax	25,000	32,000
Office Supplies, Hospitality, and Other	8,000	12,000
Preview Expense	26,000	26,000
Theater Occupancy	14,000	15,000
Theater Staffing	—	12,000
Advance Against License Fee	—	50,000
Production Contingency	50,000	85,000
TOTAL PRODUCTION BUDGET	420,000	1,000,000

Support for Venue Development	250,000	500,000
General Reserves	330,000	330,000
TOTAL USE OF FUNDS	1,000,000	1,830,000

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Note 1. We have received a pledge of in-kind marketing support from Swirl, a San Francisco-based creative agency that will undertake our graphical identity, digital presence, and promotional plan. We estimate the value of these contributed services at $200,000. In addition, we have budgeted $80,000 for other marketing expenses.

The above represents our best estimate of our allocation of offering proceeds based upon our current business operations, business plans and current economic and business conditions. It is subject to reallocation among the categories listed above. We reserve the right to make such changes in the above allocations as the Managing Members deem necessary or advisable. There is no assurance that the total actual production requirements will not exceed the total use of funds as indicated above.

Venue Development. The Managing Members anticipate that we will provide $500,000 to Boxcar for the purpose of completing leasehold improvements and purchasing equipment necessary to prepare the Theater for the Play. Boxcar has provided the present estimates of the venue development expenses:

Commercial Contractors	$1,390,000
Architect	109,000
Owner-Supplied Fixtures	88,000
Design Consultants	79,000
Building Permits	45,000
Façade / Signage	37,500
Insurance	1,500
Construction Contingency	250,000

TOTAL VENUE DEVELOPMENT	$2,000,000

Boxcar has provided the following estimate of the sources of funds to complete development of the venue:

Sam Lee Laundry	$500,000
Landlords’ Tenancy Improvement Allowance	225,000
Boxcar Retained Earnings	75,000
SF Nonprofit Displacement Mitigation Fund	50,000
Wells Fargo Line of Credit	50,000
Advance Against Ticket Sales	100,000
California Bank of Commerce	1,000,000

TOTAL VENUE DEVELOPMENT	$2,000,000

As of the date of this Offering Circular, all of these sources of funds have been secured or committed, with three exceptions:

●	The funds to be provided by Sam Lee Laundry, which depend upon the success of the Series B Unit offering,

●	The advance against sales, which will be secured following commencement of ticket sales for the Play, and

●	The California Bank of Commerce loan, which is currently in the underwriting phase based on a set of terms offered by the bank and accepted by us.

Nothing contained in the venue development budget set forth above shall limit the right of Boxcar to make such changes in the above allocations as it may deem necessary or advisable. There is no assurance that the total actual venue development requirements will not exceed the total budget as indicated above, or that the total sources of funding will be less than indicated above.

Shortfall of Proceeds. In the event that substantially less than the maximum proceeds are obtained by this offering, our plan is to proceed with the production of the Play and to take the following measures:

1.	Reduce the general reserve,

2.	Reduce expenses for physical production,

3.	Defer payment of creative fees and producer fees,

4.	Apply advance ticket sales revenue to production expenses, and

5.	Borrow funds from the Managing Members or from others, as provided for in the Operating Agreement.

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The use of these measures could delay the repayment of the capital contributions of the unitholders and/or reduce net profits.

Producer fees of $54,000 shall be paid to our Managing Members. This is the only portion of the proceeds of the Series A Unit and Series B Unit offerings that will be used to compensate the Managing Members of officers of the issuer.

DESCRIPTION OF BUSINESS

The business of the Company is to produce and promote the theatrical entertainment titled “The Speakeasy,” at a venue located at 644 Broadway, San Francisco, CA 94133, or at another venue in the City and County of San Francisco. Public performances are currently scheduled to begin on June 17, 2016, and will continue indefinitely, based on the profitability of the production and other factors. The name of the Company, Sam Lee Laundry LLC, relates to one of the two “false front businesses” that will serve as entrances to the venue for the Play.

The Play

“The Speakeasy” is an immersive theatrical experience set in the context of a Prohibition-era speakeasy, offering music, dance, and theatrical performance. It is staged in a non-traditional theatre venue, consisting of multiple rooms over a floor plan of approximately 9,000 square feet. There is no assigned seating and the audience is free to roam the environment and engage with their choice of theatrical elements and characters. An illicit bar, a crooked casino, and a vaudeville cabaret are among the settings in which patrons encounter characters typical of the 1920s: World War I veterans, suffragettes and early feminists, bootleggers and con men, traveling salesmen, flappers, bar flies, Ku Klux Klansmen, temperance crusaders, and more. The experience is “immersive,” meaning audience members not only observe the goings-on but participate as denizens of the Speakeasy, by drinking and dining, taking part in games of chance and skill, and interacting with the performers.

In keeping with post-World War I cultural history, the Play addresses themes of freedom and restriction. Much of the material for the Play comes from the public domain, including music from the era and true accounts of the day. The acting text is all original, and created specifically for this production. The speakeasy cabaret will feature historic vaudeville sketches, period dances including the Charleston, and period jazz and swing music. A live house band will accompany a chorus of singing and dancing girls. Cabaret acts will include a torch song chanteuse, magician, ventriloquist, and a vaudevillian comedy duo.

The Play is fully scripted, but changes nightly depending on the response of the audience. Acting moments play out simultaneously in as many as six different locations throughout the speakeasy environment, making it impossible for spectators to witness the full scope of the production in one visit, or even two or three. The scale and variability of the experience encourages patrons to return for multiple visits.

Production History

The original story and concept for the Play was created by Mr. Olivero in 2006. During 2012-2013, Mr. Olivero further developed the concept and created the script in collaboration with a group of writers, designers, directors, music directors, and choreographers.

The Play was initially produced from January 10, 2014 to June 21, 2014, for a total of 75 performances, at the Boxcar Theatre Studios, located at 125A Hyde Street in San Francisco. The production company was Joe’s Clock Shop LLC (“Joe’s Clock Shop”), a California limited liability company organized for the purpose of developing, producing, and promoting the Play. The managing members of Joe’s Clock Shop were Mr. Olivero, Mr. Libby, Peter Ruocco, and Silverwolf (for the services of Mr. Gluck). The maximum capitalization of Joe’s Clock Shop was $200,000. Fourteen individuals subscribed as investor members. The offering failed to achieve full capitalization, but nonetheless commenced performances as scheduled. Boxcar served as presenter of the Play, under a revenue-sharing arrangement with Joe’s Clock Shop LLC that was similar to the current agreement between Boxcar and Sam Lee Laundry.

Performances of the Play at Boxcar Theatre Studios were attended by 8,305 ticket holders, accounting for more than 98% of the entire ticket inventory at the 117-person capacity venue. At times during the run of the play, tickets were sold out as much as ten weeks in advance. Sales were attributable largely to word of mouth and substantial free-media coverage, with Joe’s Clock Shop engaging in no paid advertising. The production fully recouped within 14 weeks, and was able to provide a 56.35% overall return to its investors. The Play closed in connection with the sale of the building that houses the theater, when the outgoing owner declined to extend Boxcar’s lease on the premises. Joe’s Clock Shop was dissolved at the end of 2014 and all cash (except for a small contingency) was distributed to the members of the company.

The financial results of the initial production of the Play are in no way predictive of the financial results of any subsequent production of the Play. Many factors contribute to the success or failure of a theatrical enterprise, and differing productions of the same Play often yield different results. As of January 31, 2016, nine of the 14 Joe’s Clock Shop investors have subscribed as investor members of Sam Lee Laundry.

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Media Response

The initial production was widely covered by regional print, broadcast, and online media. The glossy Bay Area monthly magazine 7x7 Magazine named the production “Best of 2014” in the “underground theater” category. The national online travel publication Food Republic included “The Speakeasy” in its round up of the five immersive dinner theatre experiences throughout the United States. The culture critic for the Bay Area online magazine The Bold Italic declared, “The Speakeasy is everything I love about San Francisco.”

Some media response was less complimentary. The San Francisco Chronicle expressed disappointment that the play included several somber theatrical moments, including the recreation of a mustard gas attack on American troops entrenched in France during World War I, and lamented that such material detracted from what would other be a bubbly and delightful evening.

New Production

For the upcoming production, Mr. Olivero is leading a complete re-working of the script to incorporate many of the lessons learned from the initial production. Story arcs will be tightened to provide audience members with greater emotional rewards. New meta-theatrical moments will be created to heighten audience members’ awareness that they are traveling through a land of imagination. The creative team is also seeking to create more moments when a single actor interacts with a single audience member, and more opportunities for audience participation, with the goal that every audience member has an experience uniquely his or her own, every night.

The new venue at 644 Broadway will accommodate as many as 250 audience members at each performance. The approximately 9,000 square foot floor plan represents an almost three-fold increase in size over the venue for the previous production, which comprised about 3,300 square feet. The new venue will have ten bathrooms, as well as state-of-the-art lighting, sound, and HVAC systems, and is being renovated from a raw shell to meet the specific design requirements of immersive theatre. Painstaking attention is being paid to ensure that every detail, from tin ceilings and soft wood floors to Victorian gas lamps and high-tank toilets, are historically consistent with the 1920s milieu.

Related Programming

In conjunction with the Play, we plan to implement additional programming that is related to the Play’s content and that makes use of the new venue. The potential earnings from these events have been excluded from the Company’s financial projections, and provide an opportunity to exceed our profitability goals.

“Neo-Vaudeville Cabaret” will be a late-night performance event that features a lineup of rotating variety acts showcasing diverse contemporary art forms. The lineup will range from standup comedy and burlesque, to beat box flute and electronic looping cello, to tribal fusion belly dance and aerial tissue performances. The Neo-Vaudeville Cabaret will be distinctly different from the cabaret performances during the Play, which are intended to recreate authentic 1920s Vaudeville acts such as ventriloquism, magic, juggling, and opera.

“Club 1923” will be a pop-up 1920s theme party that takes place in a variety of locations throughout San Francisco. It will feature a format that parallels the Play, including cocktails, cabaret performances, and casino-style gaming, but without the Play’s theatrical content. Boxcar successfully presented seventy-five Club 1923 events during 2015, and developed a following of patrons who enjoyed dressing in period costume and spending a night out with friends in an impromptu 1920s-themed nightclub.

An annual 1920s-themed New Year’s Eve party will also be part of the satellite programming. At the end of 2016, we will “ring in” 1927 instead of 2017, and move one year forward in each successive year, until at the end of 2019 we will ring in 1920 again. A “year in review” performance will help audience members connect with the people and events of the 1920s. Other theme parties, including an annual Halloween masquerade, are likely additions to the programming calendar.

Material Agreements

The Company has licensed the Play from Speakeasy Rights, a California limited liability company owned by Mr. Olivero, Mr. Libby, and Silverwolf. Mr. Gluck is the sole member of Silverwolf. Speakeasy Rights holds all rights in the Play, and may license the Play for any number of productions, and otherwise exploit and turn to account the material of the Play. Pursuant to the terms of the license agreement, we agreed to pay a license fee to Speakeasy Rights equal to 5% of gross box office revenue, and to pay a $50,000 advance against the expected license fees. Profits earned by Speakeasy Rights may be distributed to certain creative personnel and investors in the development of the Play, as well as to Mr. Olivero, Mr. Libby, and Silverwolf. Mr. Gluck is the sole member of Silverwolf.

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We entered into an agreement with Boxcar pursuant to which Boxcar will present the Play at the Theater. As presenter of the Play, Boxcar shall assume responsibility for the operations of the venue, the box office, and the bar, and shall own and control all ticket sales revenue and bar revenue. As producer of the Play, we will be responsible for producing, performing and promoting the Play, and will receive from Boxcar a share of ticket sales revenue and bar revenue. As part of the arrangement, we will make a one-time payment of at between $250,000 and $700,000 to help Boxcar pay for remodeling the theater to meet the requirements of the Play.

Staffing

The Managing Members shall collectively serve as producers of the Play, and in addition, Nick Olivero shall serve as Creative Director, David L. Gluck shall serve as General Manager, and Geoffrey Libby shall serve as Operations Manager. The company will hire three additional managers, on part-time contracts: a Company Manager, a Production Manager, and a Service Manager.

For each single performance, the performing company shall consist of 35 “on stage” actors, ten “swings” or understudies, seven musicians, and eight gaming table operators. The production team shall consist of eight people, including stage managers, production assistants, sound engineers, and wardrobe staff. The service staff shall include three bartenders, six cocktail servers, and a service director. The venue staff shall include two security personnel, a house manager, a box office manager, and a floor manager. The total staff for a single performance of the play shall amount to 83 people.

The Company will also keep a creative team on ongoing retainer, to maintain the high quality of performances. This team will include two Resident Directors, a Music Director, a Choreographer, and a Casting Director.

Deferred Compensation and Royalty Pool

The Company has entered into, and plans to enter into, certain agreements with production personnel that provide for deferred compensation. Such deferred compensation will be paid only after the Company has accrued to each unitholder the full value of his or her capital contribution. Thereafter, during each accounting period 40% of “Gross Profit” (as defined in the Operating Agreement) shall be allocated for the payment of deferred compensation, and the other 60% of Gross Profit shall constitute Net Profit of the Company. The sum of deferred compensation provided for in all agreements shall not exceed $150,000.

The Company has entered into, and plans to enter into, certain agreements with production personnel that provide for payment of a periodic royalty. Such royalty payments will be made only after the Company has returned to each unitholder the full value of his or her capital contribution, and all deferred compensation has been paid in full. Thereafter, during each accounting period, a maximum of 15% of Gross Profit shall be allocated for the payment of royalties, and the other 85% of Gross Profit shall constitute Net Profit of the Company. There shall be no agreements that provide for a minimum royalty.

Location and Adjacent Businesses

The Theater is located at 644 Broadway, San Francisco, on the lower level of a 5-story, 42,500 square foot building constructed in 1984. The building was vacant when it was acquired in 2013 by Cypress Property Group, and has been completely renovated from top to bottom. Current plans call for the ground floor to be occupied by China Live, an Asian restaurant-retail-emporium concept that will include a 105-seat casual restaurant with communal seating as well as booths and tables. Diners will circulate through the space, selecting meals from a charcuterie station, duck oven, wok station, noodle and vegetable station, steamed dumpling station and exhibition kitchen. The ground floor retail shop will offer items such as woks, dishes, spices, herbs and pantry items. The second floor, also to be run by China Live, will include a casual 40-seat “cold drinks bar,” a more elegant 32-seat sit-down craft cocktails bar and a high-end restaurant called 8 Tables featuring “beautiful Chinese food not being served anywhere in this country,” according to one member of the China Live team. The third floor is projected to include a 180-seat banquet hall, also part of the China Live operation.

FilmHouse, a creative incubator program run by the San Francisco Film Society, occupies much of the fourth floor, providing office space, creative resources, and financial support for a community of emerging, international filmmakers. Adjacent to FilmHouse on the fourth floor is FilmHouse X, a community of ten independent film producers, including the Academy Award- and Golden Globe Award-winning Talking Pictures. Disher Sound, an Academy Award-winning post-production sound studio, has constructed a state-of-the-art recording facility on the third floor. The roof offers sweeping views of Russian Hill, Chinatown, the financial district, the TransAmerica Pyramid, the Bay Bridge, the red light district, Coit Tower, and North Beach, and the building owners have expressed plans to develop a rooftop bar.

The building is located between Columbus and Stockton Streets, along the border between the Chinatown and North Beach districts, and in close proximity to many historic and cultural attractions, and dining and drinking options. The City plans to open a new Central Subway station at the intersection of Stockton and Washington Streets, just a few blocks away, in 2019.

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Competitive Conditions

The theatrical entertainment industry in the San Francisco Bay Area consists of a small number of commercial producers, and a large number on nonprofit theatres ranging widely in size, resources, and professionalism. The primary commercial producers include SHN, which presents Broadway tours at the Orpheum and Golden Gate Theaters on Market Street; the Curran, which is currently under renovation but will present more avant garde theatrical fare when it reopens later in 2016; and Beach Blanket Babylon, the long-running musical revue located in North Beach just two blocks from the Theater. In addition, Teatro Zinzanni has announced plans to build a permanent venue for its dinner-circus-theatre performances, at the end of Broadway on a sea wall lot owned by the Port of San Francisco. These companies can all be considered significant competitors for ticket buyers.

The leading nonprofit theatres include the American Conservatory Theatre in San Francisco, Berkeley Repertory Theatre, and Theatreworks in Palo Alto. The next tier of nonprofit competitors includes the San Francisco Playhouse, the Magic Theatre located at Fort Mason Center, Marin Theatre Center in Mill Valley, and Berkeley’s Aurora Theatre. In addition, there are literally hundreds of small nonprofit and amateur theatre companies that vie for attention from the region’s theatregoers.

As an immersive theatre event, The Speakeasy also competes with a wide range of nightclub and alt-art events. However, there are very few theatre companies in the region that focus on immersive theatre, and they tend to produce short-running events on an irregular schedule. Such groups include We Players, which specializes in “promenade” productions of classic plays in unusual locations; Antenna Theater, which uses audio playback technology to produce guided tours of art and performance installations; and several small companies that produce plays in living rooms, at site-specific locations, and in other unusual settings. As far as we know, The Speakeasy is the only permanent immersive theatre production in the Bay Area.

Nationally, the most successful exemplar of this form is “Sleep No More,” which has been running in New York’s meat packing district for five years, and has been seen by hundreds of thousands of people. The first Broadway immersive theatre production was recently announced, Dave Malloy’s “Natasha, Pierre, and the Great Comet of 1812,” although the opening date and venue are currently unknown. In London, several immersive theatre companies are very well-established, including Punchdrunk, Secret Cinema, You Me Bum Bum Train, and Les Enfants Terrible.

Immersive theatre is a form that is growing in popularity world-wide, and we expect more Bay Area competitors to arise. The barriers to entry include the high capital cost of building immersive theatre environments, the challenging local permitting process, and the difficulty in developing high-quality concepts and scripts. We expect that the investment of time and capital that has gone into developing The Speakeasy will keep it ahead of competitors for a considerable time.

Marketing Plans

The Company’s brand values include authenticity, secrecy, misdirection, and indulgence. We are working with the San Francisco creative agency Swirl to create a complex digital presence that includes multiple fictitious identities strung across a variety of websites, to encompass these brand values. Users can meander through the history and lore of The Speakeasy and its related false-front businesses, but will also have the option of proceeding directly to the e-commerce engine to buy a ticket. We will drive potential customers to the online sales portal in several ways: (1) by hosting ongoing live pop-up events and stunts at a variety of Bay Area locations; (2) by seeding and promoting digital social media conversations about the project among others, without creating an official social media identity for the Company; and (3) by encouraging analog social media, i.e., word of mouth, through the distribution of themed objects and ephemera related to the Prohibition era.

Publicity and free coverage in print, broadcast, and online media is a cornerstone of our marketing plan, and we have engaged a specialist in Bay Area arts publicity, John Hill, as our media representative. Mr. Hill served as the media representative for the initial production of the Play, which garnered a substantial amount of free-media coverage. His publicity strategy includes reaching out to travel, nightlife, music, and fashion publications and journalists, in addition to theatre and culture critics and outlets.

The long-term viability of the show will depend upon our success at attracting visitors, as well as locals. Millions of tourists vacation in San Francisco every year, and we plan to connect with them by: (1) developing a strong presence in online travel guides, such as TripAdvisor, and in travel publications, including airline magazines, national travel magazines, and the travel sections of major regional newspapers; (2) working directly with conference organizers, special event hosts, and SF Travel (formerly the San Francisco Convention and Visitors Bureau), to drive groups of business travelers and vacationers to our event; and (3) working with hotel concierges and other hospitality businesses to become a top-of-mind recommendation for visitors interested in unique cultural experiences.

Regulation

Our business is not subject to any material regulation by federal, state or local governmental agencies.

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Employees

We have three full-time employees. None of our employees is represented by a union.

DESCRIPTION OF PROPERTY

We do not own or hold any real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Since our organization in January 2015, our primary activities have been:

●	Raising funds for the production of the Play,

●	Casting the performers for the Play,

●	Publicizing and promoting the Play,

●	Working with Boxcar on developing the venue for the Play, and

●	Preparing for the principal operations of the Company by engaging staff and acquiring equipment and supplies.

The 12-month period ending December 31, 2015 can be considered a developmental phase for us, as we were engaged primarily in planning and preparation, and no revenue was generated. We do not expect to earn any revenue until public performances of the Play commence in June 2016.

Operating Results

The year ended December 31, 2015 was our initial year of operation, and no year-on-year comparisons are possible. During the period, we received no revenue and incurred expenses of $57,247. The top three expense categories were producer fees ($22,500), hospitality ($6,886), and supplies and equipment ($5,990). There were no unusual or infrequent events or transactions that had material effect on our operating results during 2015.

During 2015, we made an advance payment of $150,000 to Boxcar to support Boxcar’s development of the venue for the Play. In addition, we made an advance payment to Speakeasy Rights during the year, in the amount of $14,000, which is also being carried as a prepaid expense.

Liquidity and Capital Resources

In 2015, we funded our operations through capital contributions related to the May 1, 2015 offering of $1,500,000 of Series A Units. As of December 31, 2015, we received $610,000 in capital contributions related to the offering of Series A Units, and we were carrying a cash balance of $392,970. The Series A Units were offered at a price of $30,000 per unit. The offering of Series A Units closed on January 31, 2016, and we received a total $830,000 in capital contributions related to Series A Units.

Our primary sources of ongoing liquidity are our cash balance and the additional capital contributions that we may raise under the current offering of Series B Units. There is no guarantee that we will receive any additional capital contributions from the Series B Units.

In addition, we will begin selling tickets on or about April 15, 2016, in anticipation of the opening of the Play on or about June 17, 2016. Advance ticket sales generally constitute a liability until performances are held and revenue is earned, but the cash received may serve as a secondary source of liquidity if necessary. We expect to receive between $400,000 and $700,000 in cash related to advance ticket sales, between April 15, 2016 and June 17, 2016.

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Plan of Operations

Our plan of operations is to:

●	Complete casting the Play and hiring the creative team, prior to the start of rehearsals on or about April 10, 2016,

●	Complete staffing our company, including the positions of Company Manager, Production Manager, and Service Manager,

●	Publicize and promote the Play,

●	Begin the sale of advance tickets on or about April 15, 2016,

●	Complete rehearsal and production of the Play,

●	Begin preview performances of the Play on June 17, 2016,

●	Begin the regular run of the Play on August 6, 2016, and

●	Continue to produce, promote, and operate the Play for as long as it remains profitable to do so.

The time line for this plan of operations is vulnerable to numerous setbacks and delays, including but not limited to:

●	Construction delays related to Boxcar’s development of the venue,

●	Delays in securing the necessary permits and licenses, including liquor license, Health Department permit, Entertainment Commission license, and Certificate of Public Assembly,

●	Our inability to fully cast the Play and begin rehearsals as scheduled, and

●	Other unforeseen obstacles in producing the Play on schedule.

Off-Balance Sheet Arrangements

As of December 31, 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Accrued Expenses

The Company periodically accrues funds for future expenses, including marketing expenses, casting expenses, creative development expenses, production expenses, and “strike” (production wind-down) expenses. The effect of these accruals may be to reduce net profits at the same time that cash reserves are increasing. As of December 31, 2015, the Company had accrued no such expenses.

MANAGING MEMBERS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our Managing Members are experienced and accomplished theatre professionals. The table below lists the Managing Members, each of whom is a full-time employee of Sam Lee Laundry, their ages as of January 31, 2016, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of Appointment
David L. Gluck (1)	Managing Member & General Manager	47	January 2, 2015 (inception of the Company)
Nick A. Olivero	Managing Member & Creative Director	35	January 2, 2015 (inception of the Company)
Geoffrey N. Libby	Managing Member & Operations Manager	36	January 2, 2015 (inception of the Company)

(1) Silverwolf is the managing member that provides the services of Mr. Gluck.

We anticipate that no other persons shall be appointed as Managing Members. There are no family relationships between any Managing Member, executive officer, or significant employee. There are no arrangements or understandings between any person listed in the table above and any other person pursuant to which he was selected to his position. No Managing Member, executive officer, or significant employee has been involved in any legal proceeding which is material to an evaluation of his ability or integrity, during the last five years. We do not have any standing committees.

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The following summarizes the business experience of the Managing Members:

David L. Gluck is the sole member of Silverwolf and the General Manager of The Speakeasy. He was a Managing Member of Joe’s Clock Shop LLC, through Silverwolf, and the General Manager of the initial production of The Speakeasy, which returned a profit to investors. From 2006 to 2008, Mr. Gluck worked for the Broadway producing and general management company, National Artists Management Company, and served as the Associate General Manager for the London production of the long-running Tony Award- and Olivier Award-winning revival of the musical Chicago. In this capacity, he was the senior NAMCo executive in the United Kingdom, with responsibility for contracts, finance, marketing, and operations. From 2012 to 2013, Mr. Gluck served as Producer and General Manager for Boxcar Theatre’s production of Hedwig and the Angry Inch, which ran for 143 performances and realized a profit. He served as Producer and/or General Manager for the independent commercial productions of The Fourth Messenger (2013), Man of Rock (2011 New York Musical Theatre Festival), The Bright River (2009-10) and Tracy Letts’ Killer Joe (2006). From 2002-2005, he served as Managing Director of the Magic Theatre, during which time he produced 21 world- and West Coast-premiers. Mr. Gluck has consulted with dozens of Bay Area nonprofit arts organizations on strategic planning, fundraising, and finance, and currently serves as President of Theater Bay Area (TBA), the nation’s largest regional theatre service organization. He has previously served as treasurer of the San Francisco Arts Democratic Club, and was appointed by the San Francisco Board of Supervisors to the city’s Arts Task Force in 2005. Mr. Gluck received an MBA in Arts Management from UCLA Anderson and a BA from Princeton University.

Nicholas A. Olivero is the founding Artistic Director of Boxcar Theatre, which he has led continuously since 2005. He is the Creative Director of The Speakeasy and was a Managing Member of Joe’s Clock Shop LLC. With Boxcar, Mr. Olivero has produced more than sixty productions, and has won numerous awards. His noteworthy hits with Boxcar include Where the Sidewalk Ends (2009), Rent Boy Ave. (2009), Little Shop of Horrors (2011), and Hedwig and the Angry Inch (2012-13). Mr. Olivero previously served as the Managing Director of Imagination Players in Berkeley, and co-founded Handful Players in San Francisco which provided after-school arts programming for under-served students. He taught drama for four years at San Francisco Day School, and from 2003-2005 served as Audience Services Manager at Magic Theatre. Prior to his arrival in the Bay Area, Mr. Olivero helped to found the acting companies No-Pulpology in Chicago and Neo-Pretentia in Santa Fe. Mr. Olivero has extensive experience producing site-specific and immersive theatre. He has staged productions in such non-traditional settings as a moving bus, private living rooms, a furniture store, Baker Beach, several Bay Area museums, and a variety of outdoor public spaces. As a scenic designer, he has created a wide variety of unique and interactive sets for Boxcar productions, as well as for Berkeley Playhouse, Crowded Fire Theater, and other Bay Area companies. One of his noteworthy designs required trucking in two-and-a-half tons of sand for his 2006 production of the play Zen at the Magic Theatre. His career as an actor also includes five years as a company member of Killing My Lobster, and work with Berkeley Repertory Theatre, California Shakespeare Theatre, Shotgun Players, Crowded Fire Theater, Berkeley Playhouse, San Francisco Shakespeare Festival, Shakespeare on the Green, and Santa Fe Shakespeare. Mr. Olivero holds a Bachelors of Arts in Acting & Directing from DePaul University, where he graduated with honors.

Geoffrey Libby is the Operations Director of The Speakeasy and has more than fifteen years’ experience in the theatre industry. He served as Managing Member, Technical Director and Service Manager for the initial production of The Speakeasy, and in addition co-designed and constructed the original 3,300 square foot immersive theatrical environment of the play. As a scenic designer and technician, Mr. Libby has worked with numerous theatre companies, including Berkeley Repertory Theatre, Boxcar Theatre, Crowded Fire Theater, Killing My Lobster, and others. As an actor, he has worked with California Shakespeare Theater, Berkeley Repertory Theatre, Cutting Ball Theater, Boxcar Theatre, and many others. He has performed in site-specific shows with We Players, and co-coordinated audience interaction for their production of Hamlet on Alcatraz Island. Mr. Libby is also a writer, and from 2003-05, he served as editor for the small poetry co-op, Eye for an Iris Press. He contributes to the creative content of The Speakeasy, including storyboarding, character development, playwriting, direction, and moments for audience interaction. A veteran of the service industry, Mr. Libby has worked as bar manager, bartender, and server for more than ten years, and worked front-of-house for Blue Man Group in Boston prior to relocating to the West Coast in 2005. Mr. Libby holds a B.A. in English from Tufts University.

COMPENSATION OF MANAGING MEMBERS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our three highest-paid persons who were Managing Members or executive officers during our last completed fiscal year.

		Cash	Other	Total
Name	Capacity	Compensation	Compensation	Compensation
David L. Gluck	Producer Fee	$7,500	—	$7,500
Nick A. Olivero	Producer Fee	7,500	—	7,500
Geoffrey N. Libby	Producer Fee	7,500	—	7,500

Except as set forth in the table above, no Managing Members or executive officers received compensation during the last fiscal year. The total of all annual compensation issued to Managing Members as a group was $22,500 during the last fiscal year. We have not issued any stock options to any current or past employees, consultants or Managing Members and we have no intention of doing so in the near future.

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Future Compensation

Until we recoup all capital contributions, Managing Members are not eligible to receive any portion of our net profits. Thereafter, during any accounting period in which net profits are distributed, the Managing Members as a group will receive the remainder of net profits after all unitholders receive that portion of net profits to which they are contractually entitled. The Managing Members may share equally in their portion of net profits, or in any other proportion.

In addition to receiving a proportion of our net profits, each Managing Member shall be entitled to receive a producer’s management fee, not to exceed $1,500 per week (equivalent to $78,000 annually). The maximum weekly producer’s management fee shall increase by 6% annually (subject to annual compounding), at the start of each calendar year. The Managing Members’ entitlement to the producer’s management fee began on January 2, 2015, the date of our formation.

In accordance with the Operating Agreement, the Managing Members may elect to defer such producer’s management fee in full or part during any accounting period. Such deferred amounts shall be paid to the Managing Members on whatever schedule they may determine from time to time in their sole discretion, and upon dissolution of our company, any unpaid amounts shall be deemed an obligation of our company. During the period from January 2015 through July 2015, the Managing Members deferred 100% of the producer’s management fee. From August 2015 through December 2015, the Managing Members deferred 77% of the producer’s management fee. From January 2016 through June 2016, the Managing Members expect to defer 78% of the producer’s management fee.

In the event that any Managing Member finds it prudent to perform any services of a third person, the Managing Member may receive the reasonable compensation for such services that a third person would have received for the services rendered. Examples of such third-party services include director, writer, creative director, general manager, accountant, service manager, technical director, facility manager, et al. We do not currently expect any third-person fees paid to Managing Members; however, Mr. Olivero and Mr. Libby are each projected to receive $5,000 from the deferred compensation pool for their services as scenic designers.

No Managing Member is currently projected to receive a portion of any production royalty.

Managers’ Compensation Through Related Entities

Speakeasy Rights. Each of our Managing Members is also a managing member of Speakeasy Rights, the licensing entity for the Play. Revenue received by Speakeasy Rights is first applied to business operating expenses. The remainder is considered net revenue, a portion of which is distributed as royalties to the creative personnel and investors in the development of the script. Mr. Olivero receives a 10% royalty from net revenue in respect of his role as creator of the Play.

Following the payment of royalties, any remaining net revenue is considered net profit, and is distributed to our Managing Members. Based on projected annual license fees and related expenses, the Managing Members estimate that Speakeasy Rights licensing revenue with respect to the San Francisco production of the Play shall be distributed as follows:

Period	Gross License Fee	Net Revenue	Net Profit
Year 1	$178,307	$128,307	$87,249
Year 2	177,690	137,690	93,629
Year 3	178,924	138,924	94,468
Year 4	194,349	154,349	104,957
Year 5	209,773	169,773	115,446

In the event that Speakeasy Rights licenses additional productions of the Play, or otherwise disposes of its rights in the underlying creative material, it is expected that annual net revenue and net profit will be higher.

Boxcar Theatre, Inc. All three Managing Members have historic relationships with Boxcar, have received compensation from Boxcar in the past, and are likely to receive compensation from Boxcar in the future. Mr. Olivero is the founder, Artistic Director, and member of the Boxcar Board of Directors, Mr. Gluck serves as the General Manager of Boxcar, and Mr. Libby will serve as Operations Manager of Boxcar when the new venue opens.

As a tax-exempt organization, Boxcar is prohibited from making any payments that constitute private inurement. The Managing Members have further committed that any compensation they receive from Boxcar shall not exceed 125% of the applicable national median salary for comparable job titles, as published in the annual Theatre Communications Group National Salary Survey. As a nonprofit corporation, Boxcar does not distribute net profits.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Voting rights in Sam Lee Laundry are exclusively reserved for the Managing Members, and we have issued no classes of securities that confer voting rights on the securityholder. Each Managing Member may cast one vote, and decisions are ratified by a majority of Managing Members. As of February 28, 2016, we had 27.67 Series A Units outstanding and no Series B Units outstanding. The following table sets forth information as of February 28, 2016 regarding the beneficial ownership of our Series A Units by:

●	Each of our Managing Members,

●	Each of our executive officers,

●	All of our Managing Members and executive officers as a group, and

●	Each securityholder known by us to be the beneficial owner of more than 5% of our outstanding Series A Units.

Information on beneficial ownership of securities is based upon a record list of our securityholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all Series A Units that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
David L. Gluck	1		—	3.61%
Nick A. Olivero	1		—	3.61%
Geoffrey N. Libby	1	(1)	—	3.61%
All Managing Members and executive officers as a group (3 persons)	3		—	10.83%

(1) Mr. Libby directly owns 0.67 units, and Mr. Libby's spouse owns 0.33 units.

The address for all the above-named persons is 644 Broadway, Suite 10, San Francisco, CA 94133.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has entered into a licensing agreement with Speakeasy Rights whereby the Company has acquired the right to produce and present the play in the City and County of San Francisco for an unlimited number of performances, provided that the Company continue to present the play without substantial interruption. As consideration for such rights, the Company has agreed to pay to Speakeasy Rights, a licensing fee amount equal to 5% of ticket sales, net of certain processing fees, charges, and discounts. The Managing Members have estimated that this licensing fee will fall within the range of $125,000 to $175,000 annually during the first five years of performances. This licensing fee is to be calculated and paid quarterly. It is common industry practice for a theatrical production company to pay to an author or licensor an amount ranging from 5% to 10% of ticket sales for the right to produce and present a play.

Speakeasy Rights is wholly owned by the Managing Members of the Company, namely Nick A. Olivero, Geoffrey N. Libby, and Silverwolf (for the services of David L. Gluck). Mr. Gluck is the sole member of Silverwolf. Any and all net profits arising from the conduct of business by Speakeasy Rights are to accrue to the benefit of these three owners, and may be distributed to each in such proportion as they may from time to time determine.

Speakeasy Rights will incur expenses in the normal course of business, and such expenses will reduce the amount of the licensing fee paid by the Company that ultimately accrues to the benefit of the Managing Members. Such expenses may include royalty payments to the Creative Director, members of the creative team, and investors in Joe’s Clock Shop LLC, as well as legal, accounting, insurance, and administrative expenses.

25

SECURITIES BEING OFFERED

Each of the 200 Series B Units is being offered via this Offering Circular at a purchase price of $5,000 for maximum proceeds to the Company of $1,000,000. The price has been established on the basis of the funds required by the Company and the willingness of the Managing Members to issue equity interests in the Company, and has no bearing on the underlying value of the Company.

Investors may purchase fractional units. The minimum investment that will be accepted from any single investor is $2,000, equal to a fractional interest of 0.4 units. Purchasers of fractional units will be entitled to the same rights and be subject to the same obligations as purchasers of whole units.

Offers to subscribe for Series B Units are subject to acceptance by the Managing Members. A capital contribution shall be payable at the time of execution and delivery to the Managing Members of the Subscription Agreement executed by the subscriber for Series B Units. The investment transaction may be completed online at www.__________________.com or by mailing a signed Subscription Agreement, along with a check payable to Sam Lee Laundry LLC, to the offices of Silverwolf Group LLC, 224 28th Street, San Francisco, CA 94131. Upon acceptance of the investment, the investor becomes a holder of Series B Units.

These securities are offered pursuant to an exemption from registration with the SEC pursuant to Regulation A. In general, an investor in a Regulation A offering is limited to investing no more than 10% of the greater of his annual income or net worth. Different rules apply to accredited investors and non-natural persons.

This offering will close upon the earlier of:

●	The sale of the maximum number of Series B Units offered hereby,

●	One year from the date this offering begins, or

●	A date prior to one year from the date this offering begins that is so determined by the Managing Members.

All money raised from the offering shall be available for our immediate use. The Managing Members shall decide in their sole discretion whether such capital contributions are to be held in an interest-bearing account pending their use. Any interest earned on such funds shall constitute gross revenue of our company.

Currently, no market exists for the resale of these securities. Any proposed transaction in these securities between a willing seller and willing buyer is subject to approval of the Managing Members.

Additional conditions of the offering include the following:

Distribution of Net Profits and Losses

The net profits that may accrue from our business shall be distributed and divided among the unitholders, Managing Members, and others as follows:

(1)	The Capital Accounts (as defined below) of unitholders shall first be credited, on a pro-rata basis, until the value of each Capital Account equals the value of the capital contributions of each unitholder.

(2)	A one-time “Preferred Distribution” shall next be made to all holders of Series A Units, such Preferred Distribution to be calculated by applying an annual interest rate of 6% to each capital contribution, prorated from the date that the capital contribution was actually received by us, to January 31, 2016. To the extent that the Managing Members are holders of Series A Units, such Managing Members shall receive a portion the Preferred Distribution; otherwise, Managing Members shall not participate in the Preferred Distribution due solely to their status as Managing Members.

(3)	For all subsequent net profit distributions, each unitholder shall receive a portion of such distribution equal to his interest in the Company: holders of Series A Units shall receive 1% of such distribution for every full Series A Unit owned, and an equivalent fraction of 1% of such distribution for every fractional Series A Unit owned; holders of Series B Units shall receive 0.1% of such distribution for every full Series B Unit owned, and an equivalent fraction of 0.1% of such distribution for every fractional Series B Unit owned. The Managing Members shall receive the remainder of the amount distributed, to be divided among them and any additional parties that they so designate in any proportion to which they may from time to time agree.

Until net profits shall have been earned, losses suffered and incurred by the Company shall be borne entirely by the unitholders, in proportion to, and only to the extent of, their respective interests in the Company. After net profits shall have been earned, then, to the extent of such net profits, the Managing Members and unitholders shall share any such losses pro rata in the same proportion as they are entitled to share in net profits.

26

After payment or reasonable provision for payment of all debts, liabilities, taxes, and contingent liabilities of the Company, and after provision for a general reserve in the amount of $200,000, and a Production Transfer Fund as provided for in the Operating Agreement, all remaining cash shall be distributed at least annually to the Investor Members, Managing Members, and others, together with a statement of operations. Financial statements shall be unaudited, unless a governmental agency requires otherwise; however, the Investor Members shall have the right, at their sole expense, to audit the Company’s accounts.

Limited Liquidity Feature via Capital Accounts

Upon acceptance by the Company of the Capital Contribution of any Investor Member, a “Capital Account” shall be created in the name of such Investor Member. The initial value of this Capital Account shall be zero. Net Profits distributed to any Investor Member shall first be credited to his Capital Account, until the value of that Capital Account equals the value of the Investor Member’s Capital Contribution; thereafter, Net Profits shall be distributed directly to the Investor Members.

At any time, an Investor Member may request that he receive the entire current balance of his Capital Account, although that balance may or may not be equal to his capital contribution, depending on the profitability of the Company and other factors. Upon payment of the current balance of an Investor Member’s Capital Account by the Company, the subscription of the Investor Member shall be cancelled and he shall cease being an investor in the Company. A Series A Investor Member may also request a partial return of the current balance of his Capital Account, provided that the remaining balance is no less than $10,000; in such circumstances, the number of whole or fractional Units held by the Investor Member shall be reduced proportionally, and he shall maintain his standing as an Investor Member.

In the event that financial losses by the Company exceed the Company’s operating and reserve funds, the Company shall have the right to reduce the value of the Capital Accounts of all Investor Members pro-rata and to the extent of such losses, and to transfer the corresponding funds to the general bank account of the Company. In addition, the Company shall have the right to expend all or any portion of the Capital Account funds on the costs of transferring and reopening the Play, as provided for in the Operating Agreement.

The Company believes that its accounting policies allow for the possibility that taxable net income may exceed distributions during a given tax year. This possibility is especially high during the first and second years of performances of the Play, when it is likely that some, or even all, net profits will be credited to Capital Accounts rather than distributed. To protect Investor Members against a possible “dry tax liability,” for any tax year in which funds actually distributed to Investor Members are less than 35% of Investor Members’ distributive share of taxable net income, the Company shall reduce such Investor Member’s Capital Accounts and distribute additional funds so that total distributions for the tax year equal 35% of the Investor Member’s distributive share of taxable net income. The amount deducted from each Investor Member’s Capital Account shall subsequently be restored, during the earliest quarterly accounting period for which net profits of the Company are sufficient to allow such restoration.

Upon termination of the Company for any reason the Company shall pay to each Investor Member the balance of his Capital Account.

Secondary Offering and Dilution Upon Transfer of Production

The Operating Agreement provides for the accrual of a Production Transfer fund, to be used in the event that the Managing Members deem it to be in the best interest of the Company to transfer the production and reopen it in another venue in the City and County of San Francisco. In addition, the Company may expend the funds in the Capital Accounts of all Investor Members for the same purpose. In the event that additional funds are needed to complete a transfer of the production, the Managing Members shall have the right to issue a “Secondary Offering,” and raise additional Capital Contributions in any amount that the Managing Members, in their sole discretion, deem to be prudent.

Upon closing of the Secondary Offering, each Series B unit holder shall be subject to dilution based on the relationship that his capital contribution bears to the net book value of the Company, divided by two. Each Investor Member shall have the right to make an additional Capital Contribution in such amount that prevents dilution of his Units. The issuance of a Secondary Offering shall not result in revaluation of the Company, nor shall it result in appreciation of capital. More information regarding transfer of production and the Secondary Offering is contained in the Operating Agreement.

No Involuntary Overcall

There is no involuntary overcall provided for in the Operating Agreement, and if additional money is needed above the capital contributions raised for the purpose of opening the Play at the Theater, the Managing Members may, in their sole discretion, make funds available in a manner that will not reduce the interest of the Investor Members in the Net Profits of the Company. Any additional funds advanced or loaned to the Company, and any interest payable on such advances or loans, are to be repaid prior to the return of contributions of Investor Members, and may delay or prevent the repayment of the Capital Contributions of the Investor Members, and may reduce Net Profits

27

No Voting Rights; No Control of Business

The Company is to be managed solely by the Managing Members, and Investor Members shall have no voting rights nor any other control of the business, except as otherwise specifically set forth in the Operating Agreement. The Investor Members will not have authority to conduct any business of the Company and each agrees that he or she will not act on behalf of the Company, nor will he or she represent that they have any authority to act on behalf of the Company, or to bind the Company in any respect.

Differences Between Classes of Securities

Offering Feature	Series A Units	Series B Units
Share of net profits for an investment of:
$ 5,000	0.167% of net profits	0.1% of net profits
$ 10,000	0.333% of net profits	0.2% of net profits
$ 30,000	1.000% of net profits	0.6% of net profits
$ 50,000	1.667% of net profits	1.0% of net profits

Participation in the preferred distribution	Yes	No

Approval of changes to Operating Agreement	Yes	No

Credit for transferrable assets in the event of a production transfer and secondary offering	Yes	No

Partial redemption of capital accounts	Yes	No

All other offering features are identical for Series A and Series B unit holders.

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F-1

SAM LEE LAUNDRY LLC

Statement of Financial Condition

December 31, 2015

Unaudited

ASSETS

Current Assets
Cash	$392,970
Accounts Receivable	1,401
Prepaid Expenses	164,000
Total Current Assets	$558,371
Fixed Assets	$1,313

TOTAL ASSETS	$559,684

LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	$231
Total Current Liabilities	$231

Equity
Paid In Capital	$610,000
Non-Cash Capital Contributions	$6,700
Retained Earnings	(57,247)
Total Equity	$559,453

TOTAL LIABILITIES AND EQUITY	$559,684

F-2

SAM LEE LAUNDRY LLC

Statement of Operations

January 2, 2015 (Inception) to December 31, 2015

Unaudited

REVENUE	$—

EXPENSE

Personnel Expense
Managing Members	$22,500
Other Personnel	9,080
Total Personnel Expense	$31,580

Non-Personnel Expense
Supplies and Materials	$10,680
Administrative	10,191
Marketing & Promotion	4,796
Non-Personnel Expense	$25,667

TOTAL EXPENSE	$57,247

NET INCOME (LOSS)	$(57,247)

F-3

SAM LEE LAUNDRY LLC

Statement of Cash Flows

January 2, 2015 (Inception) to December 31, 2015

Unaudited

CASH PROVIDED BY OPERATING ACTIVITIES

Net Income	$(57,247)
Adjustments to Net Income
Accounts Receivable	(1,401)
Prepaid Expenses	(164,000)
Accounts Payable	231
Non - Cash Expenses	6,700

NET CASH PROVIDED BY OPERATING ACTIVITIES	$(215,717)

CASH PROVIDED BY INVESTING ACTIVITIES

Fixed Assets	$(1,313)

NET CASH PROVIDED BY INVESTING ACTIVITIES	$(1,313)

CASH PROVIDED BY FINANCING ACTIVITIES

Paid In Capital	$610,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	$610,000

CHANGE OF CASH FOR PERIOD	$392,970

CASH AT BEGINNING OF PERIOD	—

CASH AT END OF PERIOD	$392,970

F-4

SAM LEE LAUNDRY LLC

Notes to Unaudited Financial Statements

Note 1 – Description of Business and Significant Accounting Policies

Sam Lee Laundry LLC (the “Company”) is a theatrical production company organized in the State of California for the purpose of producing the immersive theatre experience “The Speakeasy” (the “Play”) in the City and County of San Francisco. Since its inception on January 2, 2015, the Company has been engaged in pre-production activities, in anticipation of the first public performance of the Play in June 2016.

The calendar year ended December 31, 2015 was the Company’s first year of operations. As such, there are no prior year financial results available for comparison purposes.

Basis of Accounting

The accompanying financial statements of the Company are prepared in accordance with the accrual method, under the accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company holds cash in a checking and savings accounts at Wells Fargo Bank NA. These deposits are guaranteed by the Federal Deposit Insurance Corporation up to an insurance limit. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash.

Prepaid Expenses

Prepaid expenses as of December 31, 2015 consisted of $14,000 paid to Sam Lee Laundry LLC, in respect of advance licensing fees due in accordance with the License Agreement for the Play, and $150,000 paid to Boxcar Theatre Inc., to support venue development expenses. The Company’s CPA has not yet determined whether these payments will ultimately constitute an expense or a capital expenditure of the Company.

Advertising and Promotion

The cost of advertising and promotion is expensed as incurred. For the year ended December 31, 2015, the Company incurred advertising and promotion expenses of $4,796.

Accrued Expenses

The Company periodically accrues funds for future expenses, including marketing expenses, recast expenses, creative development expenses, and strike expenses. As of December 31, 2015, the Company had accrued no such expenses.

Income Taxes

The Company has elected to be taxed as a partnership for federal income tax purposes. Accordingly, the Company will assign to its members a distributive share of all income, expense, depreciation, and other items, and no provision for income taxes has been included in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Examples include future cash flows for consideration of impairment losses. Actual results could differ from those estimates.

F-5

Note 2 - Paid In Capital

As of December 31, 2015, the Company had received a total of $610,000 in Series A capital contributions from 24 individuals, including $65,000 from the Managing Members of the Company. The Series A offering commenced on May 1, 2015, and consisted of 50 Series A Units offered at a price of $30,000 per unit. The offering closed on January 31, 2016, at which date the Company had received $860,000 in Series A capital contributions, and had issued a total of 28.67 Series A Units.

Note 3 – Related Party Transactions

The Company has entered into a “Theatrical Production Agreement” with Boxcar Theatre, Inc. (“Boxcar”), in accordance with which it will produce the Play at a venue leased by Boxcar. This agreement specifies sharing of revenue and each party’s responsibilities towards production of the Play. Nicholas A. Olivero, one of the Managing Members of the Company, is the Founder and Artistic Director of Boxcar.

The Company has entered into a Licensing Agreement with Speakeasy Rights LLC (“Speakeasy Rights”), in accordance with which it has acquire the rights to produce the Play in the City and County of San Francisco. This agreement specifies licensing fees to be paid by the Company to Speakeasy Rights. The Managing Members of the Company are also the managing members of Speakeasy Rights, and will participate financially in any net income earned by Speakeasy Rights.

Note 4 – Commitments and Contingencies

The Company has entered into contractor agreements with a variety of creative and production personnel. These contracts specify $53,550 to be paid by the Company no later than August 6, 2016, and ongoing compensation thereafter at a rate of $2,975 per week.

F-6

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 7, 2016.

SAM LEE LAUNDRY LLC

By:	/s/ David L. Gluck
Name: David L. Gluck
Title: Managing Member and General Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Gluck	Managing Member and Managing Director	March 7, 2016
David L. Gluck	(principal executive officer and principal financial officer)

/s/ Geoffrey N. Libby	Managing Member and Creative Director	March 7, 2016
Geoffrey N. Libby

/s/ Nicholas A. Olivero	Managing Member and Operations Manager	March 7, 2016
Nicholas A. Olivero

F-7

INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Articles of Organization of Sam Lee Laundry LLC.
2.2*	Sam Lee Laundry LLC Operating Agreement.
4.1*	Form of Subscription Agreement.
6.1*	Theatrical Production Agreement dated as of January 20, 2015 between Sam Lee Laundry LLC and Boxcar Theatre, Inc.
6.2*	License and Production Agreement for San Francisco Production of “Speakeasy” effective as of April 1, 2015 by and between Sam Lee Laundry LLC and Speakeasy Rights LLC.
11.1*	Consent of Legal & Compliance, LLC (included in Exhibit 12.1).
12.1*	Opinion of Legal & Compliance, LLC.

* Filed herewith.

F-8